Exhibit 99.3

Select-TV Solutions, Inc.

Pro Forma Combined Balance Sheet

April 30, 2014

(Unaudited)

	Historical
	Select-TV	Select-TV	Pro Forma
	Solutions, Inc.	Solutions (USA), Inc.	Adjustments	Ref	Combined
ASSETS

Current assets
Cash and cash equivalents	$543,853	$342			$544,195
Accounts receivable	–	2,864			2,864
Other receivables	–	56,293			56,293
Due from related parties	346,050	–	(346,050)	(1)	–
Prepaid expenses	–	–			–
Inventory	–	161,450			161,450
Total current assets	889,903	220,949	(346,050)		764,802

Equipment, net	–	27,711			27,711

Licenses, net	–	96,433			96,433

Goodwill	–	–	2,495,759	(2)	2,495,759

Total assets	$889,903	$345,093	$2,149,709		$3,384,705

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$14,700	$173,486			$188,186
Accrued liabilities	–	11,183			11,183
Loans payable	–	136,335			136,335
Total current liabilities	14,700	321,004	–		335,704

Due to Select-TV	–	346,050	(346,050)	(1)	–
Total liabilities	14,700	667,054	(346,050)		335,704

Stockholders' equity (deficit)
Common stock	54,134	39,743	9,936	(2)	103,813
Paid-in-capital (deficiency)	(34,614)	2,221,970	709,058	(2)	2,896,414
Common stock issuable	1,482,366	–			1,482,366
Deferred issuance costs	(128,194)	–			(128,194)
Accumulated other comprehensive gain	–	5,600			5,600
Accumulated deficit	(498,489)	(2,589,274)	1,776,765	(2)	(1,310,998)
Total stockholders' equity (deficit)	875,203	(321,961)	2,495,759		3,049,001

Total liabilities and stockholders' equity (deficit)	$889,903	$345,093	$2,149,709		$3,384,705

1

Select-TV Solutions, Inc.

Pro Forma Condensed Combined Statement of Operations

For the year ended April 30, 2014

(Unaudited)

	Historical
	Select-TV	Select-TV	Pro Forma
	Solutions, Inc.	Solutions (USA), Inc.	Adjustments	Ref	Combined

Revenue	$–	$8,914			$8,914

Operating expenses	123,709	808,494			932,203

Loss from operations	(123,709)	(799,580)	–		(923,289)

Other income (expense)	(364,283)	(12,929)			(377,212)

Income before taxes	(487,992)	(812,509)	–		(1,300,501)

Provision for income taxes	–	–			–

Net loss	$(487,992)	$(812,509)	$–		$(1,300,501)

Net loss per share - basic and diluted	$(0.01)	$(0.02)			$(0.01)

Weighted average number of shares
outstanding - basic and diluted	54,134,000	34,716,182	14,962,261	(3)	103,812,443

The accompanying unaudited pro-forma financial information reflects the financial statements of Select-TV Solutions, Inc. and Select-TV Solutions (USA), Inc. The pro-forma adjustments to the balance sheet and statement of operations give effect to the merger as if it occurred on May 1, 2013.

Specific pro forma adjustments are:

(1)	The elimination of intercompany balances between the entities of $346,050 as of April 30, 2014.
(2)	To record the issuance of 49,678,443 shares of Select-TV Solutions, Inc. common stock at a value of $2,980,707 and the cancellation of 39,742,754 shares of Select-TV Solutions (USA), Inc. common stock. Goodwill is calculated as $2,980,707 of consideration given in the merger less net assets acquired of $484,948.
(3)	To reflect the issuance of the 49,678,443 shares issued in the merger and outstanding during the period, less the cancellation of 34,716,182 average shares outstanding of Select-TV Solutions (USA), Inc.

2